Exhibit 99

News Release		The Ryland Group, Inc. www.ryland.com

FOR IMMEDIATE RELEASE	CONTACT:	Drew Mackintosh, VP, Investor Relations and
Corporate Communications (805) 367-3722

RYLAND REPORTS RESULTS FOR THE FOURTH QUARTER OF 2013

WESTLAKE VILLAGE, Calif. (January 30, 2014) — The Ryland Group, Inc. (NYSE: RYL) today announced results for its quarter ended December 31, 2013.  Items of note included:

•                 Net income from continuing operations totaled $72.3 million, or $1.27 per diluted share, for the fourth quarter of 2013, compared to net income of $28.9 million, or $0.56 per diluted share, for the same period in 2012;

•                 Revenues totaled $696.7 million for the quarter ended December 31, 2013, representing a 58.3 percent increase from $440.1 million for the quarter ended December 31, 2012;

•                 Closings increased 39.0 percent to 2,178 units for the quarter ended December 31, 2013, from 1,567 units for the same period in the prior year;

•                 Backlog rose 9.8 percent to 2,626 units at December 31, 2013, from 2,391 units at December 31, 2012;

•                 Average closing price increased 16.3 percent to $314,000 for the quarter ended December 31, 2013, from $270,000 for the same period in 2012;

•                 Housing gross profit margin was 21.9 percent for the fourth quarter of 2013, compared to 20.0 percent for the fourth quarter of 2012;

•                 New orders decreased 4.4 percent to 1,428 units for the fourth quarter of 2013 from 1,493 units for the fourth quarter of 2012.  New orders increased 2.7 percent for the fourth quarter of 2013, excluding 102 backlog units attained in the acquisition of Trend Homes in the fourth quarter of 2012.  New order dollars rose 10.2 percent to $469.4 million for the fourth quarter of 2013 from $425.9 million for the same period in 2012;

•                 Controlled lots, including lots held in unconsolidated joint ventures, increased 35.5 percent to 38,770 lots at December 31, 2013, compared to 28,622 lots at December 31, 2012.  Optioned lots were 39.3 percent of total lots controlled at December 31, 2013;

•                 Selling, general and administrative expense totaled 11.3 percent of homebuilding revenues for the fourth quarter of 2013, compared to 13.4 percent for the fourth quarter of 2012;

•                 Cash, cash equivalents and marketable securities totaled $631.2 million at December 31, 2013, compared to $614.6 million at December 31, 2012; and

•                 Net debt-to-capital ratio was 45.8 percent at December 31, 2013, compared to 50.8 percent at December 31, 2012.

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RYLAND FOURTH-QUARTER RESULTS

RESULTS FOR THE FOURTH QUARTER OF 2013

For the quarter ended December 31, 2013, the Company reported net income from continuing operations of $72.3 million, or $1.27 per diluted share, compared to net income of $28.9 million, or $0.56 per diluted share, for the same period in 2012.  The Company had pretax charges primarily related to write-offs that totaled $952,000 and $300,000 for the quarters ended December 31, 2013 and 2012, respectively.

The homebuilding segments reported pretax earnings of $80.7 million for the fourth quarter of 2013, compared to pretax earnings of $32.1 million for the same period in 2012.  This increase was primarily due to a rise in closing volume; higher housing gross profit margin; a reduced selling, general and administrative expense ratio; and a decline in interest expense.

Homebuilding revenues increased 60.2 percent to $685.0 million for the fourth quarter of 2013 from $427.5 million for the same period in 2012.  This rise in homebuilding revenues was primarily attributable to a 39.0 percent increase in closings that totaled 2,178 units for the quarter ended December 31, 2013, compared to 1,567 units for the same period in the prior year, as well as to a 16.3 percent rise in average closing price, which was $314,000 for the fourth quarter of 2013, versus $270,000 for the same period in 2012.  Homebuilding revenues for the fourth quarter of 2013 included $778,000 from land sales, which resulted in pretax earnings of $84,000, compared to homebuilding revenues for the fourth quarter of 2012 that included $3.8 million from land sales, which resulted in pretax earnings of $981,000.

New orders decreased 4.4 percent to 1,428 units for the quarter ended December 31, 2013, from 1,493 units for the same period in 2012.  The Company had an average monthly sales absorption rate of 1.7 homes per community for the quarter ended December 31, 2013, versus 2.1 homes per community for the quarter ended December 31, 2012, and an average cancellation rate of 20.0 percent for the quarter ended December 31, 2013, versus 17.9 percent for the same period in 2012.  For the fourth quarter of 2013, new order dollars increased 10.2 percent to $469.4 million from $425.9 million for the fourth quarter of 2012.  At December 31, 2013, backlog increased 9.8 percent to 2,626 units from 2,391 units at December 31, 2012.  At the end of the fourth quarter of 2013, the dollar value of the Company’s backlog was $854.8 million, reflecting a 28.9 percent rise from the end of the fourth quarter of the prior year.

Housing gross profit margin was 21.9 percent for the quarter ended December 31, 2013, compared to 20.0 percent for the quarter ended December 31, 2012.  This improvement in housing gross profit margin was primarily attributable to a relative decline in direct construction costs.  For the fourth quarter of 2013, sales incentives and price concessions totaled 6.3 percent of housing revenues, compared to 8.7 percent for the same period in 2012.

Selling, general and administrative expense totaled 11.3 percent of homebuilding revenues for the fourth quarter of 2013, compared to 13.4 percent for the fourth quarter of 2012.  This decrease in the selling, general and administrative expense ratio was primarily attributable to higher leverage that resulted from increased revenues.

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RYLAND FOURTH-QUARTER RESULTS

The homebuilding segments recorded $238,000 of interest expense during the fourth quarter of 2013, compared to $5.1 million during the fourth quarter of 2012.  This decrease in interest expense from the fourth quarter of 2012 was primarily due to the capitalization of a greater amount of interest incurred during the fourth quarter of 2013, which resulted from a higher level of inventory under development, partially offset by an overall increase in interest incurred on senior notes.

During the fourth quarter of 2013, the Company used $39.7 million of cash for operating activities, provided $49.4 million of cash from investing activities and provided $73.8 million of cash from financing activities, primarily related to borrowings against the financial services repurchase credit facility.

For the quarter ended December 31, 2013, the financial services segment reported pretax earnings of $2.1 million, compared to pretax earnings of $6.2 million for the same period in 2012.  This decline was primarily attributable to decreases in locked loan pipeline volume and secondary net gain percentage, as well as to higher expense related to estimates of ultimate insurance loss liability, partially offset by increases in origination volume and title income.

ANNUAL RESULTS FOR 2013

For the year ended December 31, 2013, the Company reported net income from continuing operations of $379.1 million, or $6.79 per diluted share, compared to net income of $42.4 million, or $0.88 per diluted share, for the same period in 2012.  There were no pretax charges related to early retirement of debt during the year ended December 31, 2013, compared to pretax charges that totaled $9.1 million during the same period in 2012.  Additionally, the Company had pretax charges that totaled $2.0 million primarily related to write-offs for the year ended December 31, 2013, compared to pretax charges that totaled $6.3 million primarily related to inventory valuation adjustments and write-offs for the same period in 2012.

The homebuilding segments reported pretax earnings of $203.5 million for the year ended December 31, 2013, compared to pretax earnings of $63.9 million for the same period in 2012.  This increase was primarily due to a rise in closing volume; higher housing gross profit margin, including lower inventory valuation adjustments and write-offs; a reduced selling, general and administrative expense ratio; and a decline in interest expense.

Homebuilding revenues increased 64.4 percent to $2.1 billion for the year ended December 31, 2013, from $1.3 billion for the same period in 2012.  This rise in homebuilding revenues was primarily attributable to a 46.1 percent increase in closings that totaled 7,027 units for the year ended December 31, 2013, compared to 4,809 units for the same period in the prior year, as well as to a 12.5 percent rise in average closing price, which was $296,000 for the year ended December 31, 2013, versus $263,000 for the same period in 2012.  Homebuilding revenues for the year ended December 31, 2013, included $6.5 million from land sales, which resulted in pretax earnings of $1.7 million, compared to homebuilding revenues for the same period in 2012 that included $7.7 million from land sales, which resulted in pretax earnings of $2.5 million.

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RYLAND FOURTH-QUARTER RESULTS

New orders increased 27.0 percent to 7,262 units for the year ended December 31, 2013, from 5,719 units for the same period in 2012.  The Company had an average monthly sales absorption rate of 2.3 homes per community for the year ended December 31, 2013, versus 2.2 homes per community for the same period in 2012, and an average cancellation rate of 17.7 percent for the year ended December 31, 2013, versus 19.0 percent for the same period in 2012.  For the year ended December 31, 2013, new order dollars increased 47.2 percent to $2.3 billion from $1.5 billion for the same period in 2012.

Housing gross profit margin was 20.8 percent for the year ended December 31, 2013, compared to 19.1 percent for the same period in 2012.  This improvement in housing gross profit margin was primarily attributable to a relative decline in direct construction costs and to lower inventory valuation adjustments and write-offs, partially offset by increased land costs.  For the year ended December 31, 2013, sales incentives and price concessions totaled 6.8 percent of housing revenues, compared to 9.6 percent for the same period in 2012.

Selling, general and administrative expense totaled 12.1 percent of homebuilding revenues for the year ended December 31, 2013, compared to 14.9 percent for the same period in 2012.  This decrease in the selling, general and administrative expense ratio was primarily attributable to higher leverage that resulted from increased revenues.

The homebuilding segments recorded $8.4 million of interest expense during the year ended December 31, 2013, compared to $16.1 million during the same period in 2012.  This decrease in interest expense from 2012 was primarily due to the capitalization of a greater amount of interest incurred during 2013, which resulted from a higher level of inventory under development, partially offset by an overall increase in interest incurred on senior notes.

For the year ended December 31, 2013, the financial services segment reported pretax earnings of $20.1 million, compared to pretax earnings of $13.1 million for the same period in 2012.  This improvement was primarily attributable to increases in locked loan pipeline and origination volumes, as well as to a rise in title income, partially offset by increased personnel costs and by higher expense related to estimates of ultimate insurance loss liability.

OVERALL EFFECTIVE TAX RATE

The Company had an overall effective income tax benefit rate of 93.7 percent for the year ended December 31, 2013, compared to an overall effective income tax expense rate of 3.8 percent for the year ended December 31, 2012.  Changes in overall effective income tax rates for the years ended December 31, 2013 and 2012, were primarily due to adjustments to the Company’s deferred tax asset valuation allowance.  As of December 31, 2012, the balance of the Company’s deferred tax asset valuation allowance was $258.9 million, which the Company fully reversed in 2013.

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RYLAND FOURTH-QUARTER RESULTS

Headquartered in Southern California, Ryland is one of the nation’s largest homebuilders and a leading mortgage-finance company.  Since its founding in 1967, Ryland has built more than 305,000 homes and financed more than 255,000 mortgages.  The Company currently operates in 17 states across the country and is listed on the New York Stock Exchange under the symbol “RYL.”  For more information, please visit www.ryland.com.

Note:  Certain statements in this press release may be regarded as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may qualify for the safe harbor provided for in Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Company’s expectations and beliefs concerning future events, and no assurance can be given that the future results described in this press release will be achieved. These forward-looking statements can generally be identified by the use of statements that include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “foresee,” “goal,” “intend,” “likely,” “may,” “plan,” “project,” “should,” “target,” “will” or other similar words or phrases. All forward-looking statements contained herein are based upon information available to the Company on the date of this press release. Except as may be required under applicable law, the Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. The factors and assumptions upon which any forward-looking statements herein are based are subject to risks and uncertainties which include, among others:

•                 economic changes nationally or in the Company’s local markets, including volatility and increases in interest rates, the impact of, and changes in, governmental stimulus, tax and deficit reduction programs, inflation, changes in consumer demand and confidence levels and the state of the market for homes in general;

•                 changes and developments in the mortgage lending market, including revisions to underwriting standards for borrowers and lender requirements for originating and holding mortgages, changes in government support of and participation in such market, and delays or changes in terms and conditions for the sale of mortgages originated by the Company;

•                 the availability and cost of land and the future value of land held or under development;

•                 increased land development costs on projects under development;

•                 shortages of skilled labor or raw materials used in the production of homes;

•                 increased prices for labor, land and materials used in the production of homes;

•                 increased competition;

•                 failure to anticipate or react to changing consumer preferences in home design;

•                 increased costs and delays in land development or home construction resulting from adverse weather conditions or other factors;

•                 potential delays or increased costs in obtaining necessary permits as a result of changes to laws, regulations or governmental policies (including those that affect zoning, density, building standards, the environment and the residential mortgage industry);

•                delays in obtaining approvals from applicable regulatory agencies and others in connection with the Company’s communities and land activities;

•                 changes in the Company’s effective tax rate and assumptions and valuations related to its tax accounts;

•                 the risk factors set forth in the Company’s most recent Annual Report on Form 10-K and any subsequent Quarterly report on Form 10-Q; and

•                 other factors over which the Company has little or no control.

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Four financial-statement pages to follow.

THE RYLAND GROUP, INC. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except share data)

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
REVENUES
Homebuilding	$684,974	$427,523	$2,089,375	$1,270,847
Financial services	11,683	12,612	51,380	37,619
TOTAL REVENUES	696,657	440,135	2,140,755	1,308,466

EXPENSES
Cost of sales	534,709	341,691	1,654,196	1,027,472
Selling, general and administrative	77,343	57,324	253,047	189,500
Financial services	9,579	6,445	31,312	24,477
Interest	238	5,133	8,358	16,118
TOTAL EXPENSES	621,869	410,593	1,946,913	1,257,567

OTHER INCOME (LOSS)
Gain from marketable securities, net	435	777	1,849	2,214
Loss related to early retirement of debt, net	-	-	-	(9,146)
TOTAL OTHER INCOME (LOSS)	435	777	1,849	(6,932)
Income from continuing operations before taxes	75,223	30,319	195,691	43,967
Tax expense (benefit)	2,917	1,372	(183,408)	1,585
NET INCOME FROM CONTINUING OPERATIONS	72,306	28,947	379,099	42,382

(Loss) income from discontinued operations, net of taxes	(61)	(374)	106	(2,000)

NET INCOME	$72,245	$28,573	$379,205	$40,382

NET INCOME (LOSS) PER COMMON SHARE
Basic
Continuing operations	$1.56	$0.64	$8.22	$0.93
Discontinued operations	0.00	(0.01)	0.00	(0.04)
Total	1.56	0.63	8.22	0.89
Diluted
Continuing operations	1.27	0.56	6.79	0.88
Discontinued operations	0.00	(0.01)	0.00	(0.04)
Total	$1.27	$0.55	$6.79	$0.84

AVERAGE COMMON SHARES OUTSTANDING
Basic	46,216,025	45,115,000	45,966,307	44,761,178
Diluted	57,806,737	53,052,803	56,219,939	49,655,321

THE RYLAND GROUP, INC. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31, 2013	December 31, 2012

ASSETS
Cash, cash equivalents and marketable securities
Cash and cash equivalents	$227,986	$158,087
Restricted cash	90,034	70,893
Marketable securities, available-for-sale	313,155	385,625
Total cash, cash equivalents and marketable securities	631,175	614,605
Housing inventories
Homes under construction	643,357	459,269
Land under development and improved lots	969,755	573,975
Inventory held-for-sale	3,495	4,684
Consolidated inventory not owned	33,176	39,490
Total housing inventories	1,649,783	1,077,418
Property, plant and equipment	25,437	20,409
Mortgage loans held-for-sale	139,576	107,950
Net deferred taxes	185,904	-
Other	148,437	111,057
Assets of discontinued operations	30	2,480
TOTAL ASSETS	2,780,342	1,933,919

LIABILITIES
Accounts payable	172,841	124,797
Accrued and other liabilities	212,680	147,358
Financial services credit facility	73,084	-
Debt	1,397,308	1,134,468
Liabilities of discontinued operations	504	1,536
TOTAL LIABILITIES	1,856,417	1,408,159

EQUITY
STOCKHOLDERS’ EQUITY
Preferred stock, $1.00 par value:
Authorized—10,000 shares Series A Junior
Participating Preferred, none outstanding	-	-
Common stock, $1.00 par value:
Authorized—199,990,000 shares
Issued—46,234,809 shares at December 31, 2013
(45,175,053 shares at December 31, 2012)	46,235	45,175
Retained earnings	862,968	458,669
Accumulated other comprehensive (loss) income	(1,157)	92
TOTAL STOCKHOLDERS’ EQUITY
FOR THE RYLAND GROUP, INC.	908,046	503,936
NONCONTROLLING INTEREST	15,879	21,824
TOTAL EQUITY	923,925	525,760
TOTAL LIABILITIES AND EQUITY	$2,780,342	$1,933,919

THE RYLAND GROUP, INC. and Subsidiaries

SEGMENT INFORMATION

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
EARNINGS (LOSS) BEFORE TAXES (in thousands)
Homebuilding
North	$20,909	$7,472	$52,440	$11,602
Southeast	28,623	9,274	65,510	18,566
Texas	15,258	7,436	39,030	22,984
West	15,931	7,892	46,546	10,732
Financial services	2,104	6,167	20,068	13,142
Corporate and unallocated	(7,602)	(7,922)	(27,903)	(33,059)
Discontinued operations	(61)	(374)	106	(2,000)
Total	$75,162	$29,945	$195,797	$41,967
NEW ORDERS
Units
North	412	410	2,245	1,571
Southeast	403	498	2,236	1,936
Texas	360	282	1,651	1,286
West	253	303	1,130	926
Discontinued operations	-	9	1	62
Total	1,428	1,502	7,263	5,781
Dollars (in millions)
North	$127	$125	$695	$461
Southeast	117	120	618	454
Texas	111	78	510	345
West	114	103	451	285
Discontinued operations	-	2	-	14
Total	$469	$428	$2,274	$1,559
CLOSINGS
Units
North	622	424	2,032	1,372
Southeast	721	531	2,315	1,576
Texas	494	348	1,514	1,242
West	341	264	1,166	619
Discontinued operations	-	11	8	88
Total	2,178	1,578	7,035	4,897
Average closing price (in thousands)
North	$315	$298	$303	$286
Southeast	281	234	258	225
Texas	305	264	295	259
West	397	308	363	314
Discontinued operations	-	220	312	223
Total	$314	$270	$296	$262
OUTSTANDING CONTRACTS			December 31,
Units			2013	2012
North			832	619
Southeast			802	881
Texas			614	477
West			378	414
Discontinued operations			-	7
Total			2,626	2,398
Dollars (in millions)
North			$267	$188
Southeast			233	211
Texas			198	135
West			157	129
Discontinued operations			-	3
Total			$855	$666
Average price (in thousands)
North			$321	$305
Southeast			290	239
Texas			322	283
West			416	311
Discontinued operations			-	334
Total			$326	$278

THE RYLAND GROUP, INC. and Subsidiaries

FINANCIAL SERVICES SUPPLEMENTAL INFORMATION

(in thousands, except origination data)

	Three months ended December 31,		Twelve months ended December 31,
RESULTS OF OPERATIONS	2013	2012	2013	2012
REVENUES
Income from origination and sale of mortgage loans, net	$7,703	$9,723	$39,158	$28,634
Title, escrow and insurance	3,218	2,281	9,990	7,199
Interest and other	762	608	2,232	1,786
TOTAL REVENUES	11,683	12,612	51,380	37,619
EXPENSES	9,579	6,445	31,312	24,477
PRETAX EARNINGS	$2,104	$6,167	$20,068	$13,142

OPERATIONAL DATA

Retail operations:
Originations (units)	1,224	962	4,007	3,039
Ryland Homes originations as a percentage of total originations	100.0%	99.9%	99.9%	99.9%
Ryland Homes origination capture rate	66.6%	67.5%	66.3%	68.1%

OTHER CONSOLIDATED SUPPLEMENTAL INFORMATION

(in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
Interest incurred	$17,310	$16,829	$68,184	$59,503
Interest capitalized during the period	16,905	11,462	59,208	42,327
Amortization of capitalized interest included in cost of sales	15,209	12,845	52,362	40,612
Depreciation and amortization	6,041	4,903	20,517	15,399